EXHIBIT 99.2

Amended and Restated AirFox Airtoken Creation Event Terms & Conditions

PLEASE READ THESE AMENDED AND RESTATED TERMS AND CONDITIONS CAREFULLY. NOTE THAT SECTION 14 CONTAINS A BINDING ARBITRATION CLAUSE AND CLASS ACTION WAIVER, WHICH AFFECT YOUR LEGAL RIGHTS. IF YOU DO NOT AGREE TO THESE TERMS AND CONDITIONS, DO NOT PURCHASE TOKENS.

Your purchase of Ether based AirToken (“AIR”) during the sale period (“Sale Period”) from CarrierEQ, Inc., a Delaware corporation (“Company,” “we,” or “us”) is subject to these Amended and Restated Terms of Sale (“Terms of Sale”), which supersede and replace in its entirety any prior terms and conditions. Each of you and Company is a “Party,” and together the “Parties.”

These Terms of Sale take effect when you (1) click an “I Agree” button, check box or other indicator of agreement presented with these Terms of Sale including electronic signature or, if earlier, (2) when we receive payment in full pursuant to Section 2 (“Effective Date”). By purchasing AIR from us during the Sale Period, you agree that you have read and are bound by these Terms of Sale and all terms incorporated by reference. If you have any questions regarding these Terms of Sale, please contact us at corporate@airfox.io.

You and Company agree as follows:

1.

Purpose and Use of AIR in the Network

a.

The purpose of AIR is to allow Android mobile users to purchase and earn Airtime across Company’s direct and indirect carrier ecosystem and related services (collectively, the “Services”) through the AirFox Browser and AirFox Recharge android mobile apps created and released by Company that allows users to earn and purchase mobile Airtime to prepaid carriers (the “Network”). Specifically, AIR are intended to serve as the virtual cryptocurrency for AirTime (“Product”), which serves as a prepaid recharges on the Network. Important additional details regarding the Network, Services, Product, and Company are provided at the beginning of the AirToken whitepaper (the “Whitepaper”).

b.

We do not operate or maintain the Network, and as such, we have no responsibility or liability for the Network or any ability to control third parties’ use of the Network.

c.

AIRs do not confer any rights other than rights relating to the provision and receipt of Services in the Network, subject to limitations and conditions in applicable Network Terms and Policies (as defined below). AIRs are not intended to be a digital currency, security, commodity or any other kind of financial instrument.

2.

Scope of Terms of Sale

a.

Unless otherwise stated herein, these Terms of Sale govern only your purchase of Tokens from us during the Sale Period.

b.

Any use of Tokens in connection with providing or receiving Services in the Network will be governed primarily by other applicable terms and policies, which currently include our www.airfoxmobile.com, http://airfoxwireless.com/terms.html, and our Privacy Policy (available at website) http://airfoxwireless.com/privacy.html (collectively, the “Network Terms and Policies”). We may add new terms or policies to the Network Terms and Policies in our sole discretion, and may update each of the Network Terms and Policies from time to time according to modification procedures set forth therein. You have read and understand these Terms of Sale as well as the Network Terms and Policies, the Risk Disclosures, and the White Paper and will regularly check for updates to these documents on www.airtoken.com or other channels we make available, and will read any updates.

c.

YOU AGREE AND CERTIFY THAT YOU ARE PURCHASING AIRs DURING THE TOKEN SALE FOR YOUR OWN PERSONAL USE AND UTILITY, AND TO PARTICIPATE IN THE AIRTOKEN PROJECT AND NOT FOR INVESTMENT, OR FINANCIAL PURPOSES. YOU AGREE AND CERTIFY THAT AIR ARE NOT A SECURITY OR A CRYPTOCURRENCY AND ACKNOWLEDGE THAT AIR MAY LOSE ALL VALUE. AIRs are a cryptographic token used in the AirToken project (the “AirToken Project”) as described in the Whitepaper. If you did not understand any of the concepts identified in the Whitepaper; these Terms of Sale; the Terms of Use; Risk Disclosures; Privacy Policy; or other Network Terms and Policies, please contact us at | corporate a airfox.io. By agreeing to the Terms of Sale you affirm that you understand any and all concepts described in the documents to your satisfaction.

d.

To the extent of any conflict with these Terms of Sale, the Network Terms and Policies shall control with respect to any issues relating to the use of AIR in connection with providing or receiving Services on the Network.

3.

Principles:

a.

By transferring Ether (ETH) to the Smart Contract System creating AirToken (“AIR”), or by transferring Ether (ETH), Bitcoin (BTC), ZCASH or Fiat to the relevant AIR deposit addresses or accounts any time before October 10th, 2017 10:00am EST (the “PreSale Period”), you understand and accept that you make a contribution into a Smart Contract System or deposit address for the development of the AirToken Project. For the Whitepaper and/or further information on the AirToken Project, visit: www.airtoken.com/paper/AirFoxICO_WhitePaper v3.0.pdf but this exact URL may change if and when a newer whitepaper version is released. The information contained in the Whitepaper and on www.airtoken.com are of descriptive nature only, are not binding and do not -unless explicitly referred to herein -form part of the Terms of Sale as set forth under Section 4 below.

b.

You understand and accept that while the individuals and entities, including the Company assigned to this task will make reasonable efforts to develop and complete the AirToken Project, it is possible that such development may fail and your AIR may become useless and/or valueless due to technical, commercial, regulatory or any other reasons.

c.

You are also aware of the risk that even if all or parts of the AirToken Project are successfully developed and released in full or in parts, due to a lack of public interest, the AirToken Project could be fully or partially abandoned, remain commercially unsuccessful or shut down for lack of interest, regulatory or other reasons. You therefore understand and accept that the transfer of ETH to the Smart Contract System, or BTC, ZCASH or Fiat to the relevant deposit address, and the creation of AIR by the Smart Contract System carries significant financial, regulatory and/or reputational risks (including the complete loss of value of created AIR, if any, and attributed features of the AirToken Project.

d.

You furthermore understand and accept that as the creation of the AIR as well as the assignment of the execution of the AirToken Project are smart contract based the terms and conditions applicable thereon are set forth in the Smart Contract System Code, consisting of multiple interconnected software codes, existing on the Ethereum blockchain at as set forth on the website: www.airtoken.com (the “Company Site”). To the extent the Terms of Sale contained herein or in any other document or communication contradict to the ones set forth in the Smart Contract System, the terms of the Smart

Contract System shall prevail. Furthermore, neither this document nor any other document or communication may modify or add any additional obligations to AIR or publisher of these Terms of Sale or developer of the Smart Contract System and/or any other person, entity and/or affiliates involved with the deployment of the Smart Contract System and the setting up of the AirToken Project beyond those set forth in the Smart Contract System.

e.

By transferring ETH to the Smart Contract System, or by transferring BTC, ZCASH or Fiat to the relevant deposit address, you expressly agree to all of the terms and conditions set forth in Smart Contract System Code existing on the Ethereum blockchain (at the addresses set forth under Section 4 and in this document (together the “Terms”). The User further confirms to have carefully reviewed the Smart Contract System Code, its functions and the terms and conditions set forth in this document and to fully understand the risks and costs of creating AIR and contributing into a Smart Contract System for the development of the AirToken Project.

f.

This document does not constitute a prospectus of any sort, is not a solicitation for investment and does not pertain in any way to an initial public offering or a share/equity offering and does not pertain in any way to an offering of securities in any jurisdiction. It is a description of the functionality of a Smart Contract System.

g.

By transferring ETH, or BTC, ZCASH or Fiat to the relevant deposit address, and/or receiving AIR, no form of partnership, joint venture, agency or any similar relationship between you and the Company and/or other individuals or entities involved with the deployment of the Smart Contract System and the setting up of the AirToken Project is created.

h.

The contribution into the Smart Contract System will not involve any Fiat currencies and will strictly be done in cryptocurrencies (ETH only). Fiat currencies only accepted in the “presale” period.

4.

AIR Creation Function

a.

Contribution:

(i)

Accepted ERC20 tokens: The Smart Contract System does not accept any type of ERC20 token. Only Ether (ETH) is accepted. Any other type of token or cryptocurrency sent to the contract address may not be recoverable.

(ii)

Token Pools: During the Creation Period, a variable amount of AIR is planned to be created by the Smart Contract System, all of equal value and functionality. The maximum amount of AirTokens “AIR” created is 1,500,000,000.

(a)

AIR token creation is a limited token creation event, which begins at or around the Ethereum block mined soonest after 10:00:00 EST on October 10th, 2017. Ethereum can be contributed to a smart contract or address for an initial period.

(b)

50 AIR will be issued per 1.00 USD equivalent received in acceptable contributions. However, during phases of the token creation, a discount will be enabled, providing more than 50 AIR per 1.00 USD contributed, as described in Section 12.

(c)

The AirToken creation crediting period will end no later than November 9th, 2017 at 14:00 UTC. If USD 15,000,000 AirToken “AIR” have been created at any time before November 9th, 2017 14:00 UTC, excluding any presale contributions, token creation will continue for 24 additional hours at that time. After 24 hours or 1.5 billion (1,500,000,000) total AirToken “AIR” are issued, the crediting period will cease, the receiving contract will be marked “finished” and it will reject Ether from that time on by calling throw.

(iii)

Maximum Contribution Quantity: The Maximum Contribution Amount is the amount contributed in ETH corresponding to the value of USD $21,000,000 calculated according to the exchange rate as specified on coinmarketcap.com at the Start of the Creation Period. Only contribution made in ETH will be taken into consideration for the calculation of the Maximum Contribution Quantity. If during the Twenty-four (24) Hour Extension Period, the Maximal Contribution Amount has been reached, the Creation Period will automatically end.

(iv)

Creation Period: The Creation Period starts with the deployment of the Smart Contract System and the initiation of its start function (“Start of the Creation Period”) and lasts for a maximal duration of 31 days (Maximal Duration Of Creation Period, unless extended by the 24Hour Extension period according to Section 15 or reduced if the Maximum Contribution Quantity has been reached).

(v)

24 Hour Extension Period: If ETH contributions in an amount corresponding to the value of USD $15,000,000, calculated according to the exchange rate as specified on coinmarketcap.com at the start of the Creation Period have been made, the Creation Period shall last an additional 24 hours (even if thereby extending or reducing the duration of the Creation Period) and then automatically terminate.

(a)

If within the 24 Hour Extension Period, ETH contributions total in an amount of USD $21,000,000 will be made, or enough so that the total minted AIR reaches 1,500,000,000, the 24Hour Extension Period will end and the Creation Period will finish.

(vi)

Minimum / Maximum Contribution Amounts Per User: No minimum or maximum contribution amounts are inbuilt in the Smart Contract System.

(vii)

Creation and Allocation of AIR: The creation and allocation of AIR by the Smart Contract System are initiated by the User sending an amount of ETH to the Smart Contract System, located on the Ethereum blockchain at the addresses set forth on the website, which triggers a smart contract operation.

(viii)

Bonus Tranches will be calculated by summing only the Ethereum contributions made to the crowdsale contract. There will be three bonus tranches followed by a “standard” tranche.

(a)

Tranche 1: All valid contributions made between the first Ethereum contribution and the first Ethereum contribution in which the total amount of ETH contributed exceeds $2,000,000 at the published exchange rate shall be considered “Tranche 1” contributions and credited 65 AIR per $1.00 of value contributed.

(b)

Tranche 2: All valid contributions made between after the final Ethereum contribution in Tranche 1 to the first Ethereum contribution in which the total amount of ETH contributed exceeds $4,000,000 at the published exchange rate shall be considered “Tranche 2” contributions and credited 60 AIR per $1.00 of value contributed.

(c)

Tranche 3: All valid contributions made between after the final Ethereum contribution in Tranche 2 to the first Ethereum contribution in which the total amount of ETH contributed exceeds $8,000,000 at the published exchange rate shall be considered “Tranche 3” contributions and credited 55 AIR per $1.00 of value contributed.

(d)

Standard Tranche: All valid contributions made between after the final Ethereum contribution in Tranche 3 to the first Ethereum contribution in which the total amount of ETH contributed exceeds $15,000,000 at the published exchange rate shall be considered “Standard Tranche” contributions and credited 50 AIR per $1.00 of value contributed. The Standard Tranche shall receive no bonuses.

Valid contributions made after the final contribution credited as the Standard Tranche shall receive no bonuses.

(ix)

No Refund: Contributions of Contribution Tokens and purchases of AIR are non-refundable during both the PreSale Period and Sale Period. By purchasing AIR, you acknowledge that you have no right to request a refund for any reason, and that the User will not receive money or other compensation for any AIR that is not used or remains unused except as may be required by applicable law or regulation. If any AIR are refunded pursuant to applicable law, regulation, or otherwise, then Ether sent by you to purchase AIR may be returned and the purchase and sale will be considered not made. We reserve the right to refuse or cancel AIR purchase requests at any time in our sole discretion. You understand and accept that all contributions or purchases of AIR are final and may not be reversed.

(x)

Assure to use the original Smart Contracts: Only the Smart Contract(s) existing at the addresses set forth under Section 1(d) will issue AIR during the Creation Periods. Access to this Smart Contract will be available through the AirToken website at www.airtoken.com. To the extent that any third-party website, service or smart-contracts offers AIR during the Creation Periods or facilitates the sale or transfer of AIR in any way during the Creation Periods or at any time up to the release of the Genesis Block, such third-party websites or services are, unless explicitly mentioned on the AirToken website at www.airtoken.com, not authorized by AirToken and have no relationship in any way with AirToken.

(xi)

Transferability of AIR during the Creation Period: Any and all AIR will be locked, and are therefore not transferable, until Creation Period has ended as set forth in the Smart Contract System. After the end of the Token Sale, all AIR will be distributed to contributors and become tradable.

(xii)

Excluded contributions: The only acceptable payment is Ether (ETH). Any other type of payment including any type of fiat, cryptocurrency, or ERC20 token will not be accepted. You are advised NOT to send any cryptocurrency from exchanges like Coinbase, Poloniex or Kraken. In addition DO NOT make use of any Multi-Signature wallet as we will not support them and your transaction will not go through. By doing so your cryptocurrency may be permanently lost, and the AirToken “AIR” may not be created.

(xiii)

Third Party Payment Processor. If you purchase Ether, or acquire Ether using a third-party payment processor (e.g., ShapeShift, YUNBI, Gatecoin, CoinBase), that payment processor is your agent, not ours, for the purpose of the payment and purchase. You, not we, are responsible for ensuring that we actually receive the appropriate amount of Ether. We are not responsible for any loss of funds due to the use of a third-party payment processor. If you purchase AIR or acquire AIR using a third-party payment processor, that payment processor is your agent, not ours, for the purpose of the payment and purchase. You, not we, are responsible for ensuring that we actually receive the appropriate amount of Ether. We are not responsible for any loss of funds related to the use of a third-

party payment processor. You are recommended to send ETH directly from an ETH wallet under your direct control.

b.

Pricing:

(i)

If an individual contribution exceeds a level, then the conditions of the lower level apply for the entire contribution. The first Contribution Token contributed as part of the individual contribution defines the exchange rate for the entire contribution.

(ii)

AIR are only for use in connection with the AirToken Project under the Terms, and only constitute a transferable representation of attributed functions of the Smart Contract System.

c.

Acknowledgment and Assumption of Risks

(i)

You acknowledge and agree that there are risks associated with purchasing AIR, holding AIR, and using AIR for providing or receiving Services in the Network, as disclosed and explained in the Risk Disclosures Section. If you have any questions regarding these risks, please contact us at corporate@airfox.io BY PURCHASING AIR, YOU EXPRESSLY ACKNOWLEDGE AND ASSUME THESE RISKS.

d.

Representation and Warranties of User

(i)

By transferring Contribution Tokens to the Smart Contract or relevant deposit addresses and creating AIR, you represent and warrant that:

•

you are agreeing to participate in the AirToken Project in some manner, and understand that it is your responsibility to participate, meaning that the ecosystem surrounding this project is NOT solely dependent upon the efforts of the Company’s managers, but by the entire AriToken Project ecosystem members themselves;

•

you are not a citizen or resident of a country whose legislation conflicts with the present sale of AIR and/or the AirToken Project in general;

•

you are not a resident or domiciliary of New York State or purchasing Tokens from a location in New York State, and you are not purchasing Tokens from countries or regions comprehensively sanctioned by the US Office of Foreign Assets Control (OFAC) or on behalf of governments of these countries or regions, nor will you use AIR to conduct or facilitate any transactions with persons or entities located in these countries or regions;

•

you are not (i) a citizen or resident of a geographic area in which access to or use of the Services is prohibited by applicable law, decree, regulation, treaty, or administrative act, (ii) a citizen or resident of, or located in, a geographic area that is subject to U.S. or other applicable comprehensive country sanctions or embargoes, or (iii) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons, Unverified, or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists or Foreign Sanctions Evaders, or the U.S. Department of State’s Debarred Parties List. You also will not use AIR to conduct or facilitate any transactions with such persons described above. You agree that if your country of residence or other circumstances change such that the above representations are no longer accurate, that you will immediately cease using the Services If you are registering to use the Services on behalf of a legal entity, you further represent and warrant that (i) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (ii) you are duly authorized by such legal entity to act on its behalf;

•

if you are purchasing AIR on behalf of any entity, you are authorized to accept these Terms of Sale on such entity’s behalf and that such entity will be responsible for breach of these Terms of Sale by you or any other employee or agent of such entity (references to “you” in these Terms of Sale refer to you and such entity, jointly);

•

YOU ARE NOT SUBMITTING CONTRIBUTION TOKENS TO THE SMART CONTRACT SYSTEM TO OBTAIN AIR FOR THE PURPOSE OF SPECULATIVE INVESTMENT, AND INSTEAD, INTEND TO PARTICIPATE ON COMPANY APPLICATIONS. YOU AGREE AND CERTIFY THAT TOKENS ARE NOT A SECURITY OR A CRYPTOCURRENCY AND ACKNOWLEDGE THAT TOKENS MAY LOSE ALL VALUE;

•

you have a deep understanding of the functionality, usage, storage, transmission mechanisms and intricacies associated with cryptographic tokens, like bitcoin (BTC) and Ether (ETH), and blockchain-based software systems;

•

you have sufficient understanding of cryptographic tokens, token storage mechanisms (such as token wallets), and blockchain technology to understand these Terms of Sale and to appreciate the risks and implications of purchasing AIR;

•

you understand that AIRs confer only the right to provide and receive Services in the Network and confer no other rights of any form with respect to the Network or Company, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights;

•

you understand and accept that there is no warranty or assurance that the network of miners will allocate the AIR to you as proposed by these Terms of Sale;

•

you have carefully reviewed the code of the Smart Contract System located on the Ethereum blockchain at the addresses set forth under Section 1(d) and fully understand and accept the functions implemented therein;

•

you are legally permitted to transfer Contribution Tokens to the Smart Contract System, create and obtain AIR in your jurisdiction;

•

you will contribute Contribution Tokens from a Wallet or Wallet service provider that technically supports the AIR. You understand and accept, that failure to assure this may have the result that User will not gain access to their AIR;

•

you are legally permitted to receive software and contributing to the Smart Contract System for the development of the AirToken Project;

•

you are of a sufficient age to legally create and obtain AIR and to enter into a contract/agreement;

•

you will take sole responsibility for any restrictions and risks associated with the creation of AIR by the Smart Contract System as set forth below;

•

you are not obtaining or using AIR for any illegal purposes;

•

you are purchasing the functionality of the AIR issued by the Smart Contract System primarily to support the development, testing, deployment and operation of the AirToken Project, being aware of the commercial risks associated with the AirToken Project;

•

you waive the right to participate in a class action lawsuit or a classwide arbitration against any entity or individual involved with the creation of AIR;

•

you understand the creation of AIR does not involve the purchase of shares or any equivalent in any existing or future public or private company, corporation or other entity in any jurisdiction;

•

you understand that the transfer of Contribution Tokens to the Smart Contract System, the creation of AIR and the development of the AirToken Project carries significant financial, regulatory and reputational risks as further set forth in the Terms;

•

you understand that you have no right against any other party to request any refund of the Contribution Tokens submitted to the Smart Contract System for the creation of the AIR under any circumstance;

•

you understand with regard to AIR, that no market liquidity may be guaranteed and that the value of AIR over time may experience extreme volatility or depreciate in full;

•

you understand that the you bear the sole responsibility to determine if your contribution to the Smart Contract System for the development of the AirToken Project, the transfer of Contribution Tokens to the Smart Contract System, the creation, ownership or use of AIR, the potential appreciation or depreciation in the value of AIR over time, the sale and purchase of AIR and/or any other action or transaction related to the AirToken Project have tax implications for its holders; by creating, holding or using AIR, and to the extent permitted by law, the User agrees not to hold any third-party (including developers, auditors (e.g. contractors or founders)) liable for any tax liability associated with or arising from the creation, ownership or use of AIR or any other action or transaction related to the AirToken Project; and

•

You, as an active member of the AirToken Project, must maintain all records as to ownership amounts, correct address and physical location, location of wallets, participation efforts, and any and all other information necessary for the Project Managers to maintain accurate records as to the ecosystem created for the AirToken Project, and to notify all associated parties within the AirToken Project community.

(ii)

The Company may determine, in its sole discretion, that it is necessary to obtain certain information about you in order to comply with applicable law or regulation in connection with selling AIR to you. You agree to provide us such information promptly upon request, and you acknowledge that we may refuse to sell AIR to you until you provide such requested information and we have determined that it is permissible to sell you AIR under applicable law or regulation.

(iii)

You are responsible for properly configuring any software in connection with your access to, or use of, AIR. AIR login credentials are for your internal use only and you may not sell, transfer, or sublicense them to any other person, except that you may disclose your credentials to your employees, contractors or agents performing work on your behalf. You are responsible for any person’s use of your credentials.

(iv)

As part of the creation process each User will use his own account (address) on the Ethereum network, with a private key associated to this address and password. The password is used to encrypt the User’s private key. Following the creation of AIR by the Smart Contract System, AIR will be transferred to your address by the Smart Contract System. You understand that you must keep your password and private key safe and that you may not share them with anybody. You further understand that if your private key and/or password is lost or stolen, you will not be able to generate a new password or recover his private key, and if you also loses your private keys and password, the AIR associated with your account (address) will be unrecoverable and will be permanently lost. Furthermore, you understand that there is no recovery mechanism for lost keys and passwords, so no one will be able to help you retrieve or reconstruct a lost password and private keys and provide you with access to any lost AIR.

5.

AirToken Project Execution

a.

The Company shall use the funds as set forth in the AirToken Project Whitepaper and has the right to engage subcontractors to perform the entire or partial development and execution of the AirToken Project. The scope of the development work will be triggered in part or whole by the amount of contribution received during the Creation Period as set forth in the Whitepaper.

b.

You understand and accept that you may not and almost certainly will not have any expectation of influence over governance on the AirToken Project, and that the scope of the project, and the use of funds for various projects or expenditures may change at any time without notice or disclosure.

c.

You understand and accept that the AirToken Project will need to go through substantial development works as part of which they may become subject of significant conceptual, technical and commercial changes before release. You understand and accept that as part of the development, an upgrade of the AirToken platform may be required and that, if User decides not to participate in such upgrade, he may no longer use his AIR and that non-upgraded AIR may lose their functionality in full.

6.

Audit of the Smart Contract System

a.

The Smart Contract System has been, on a reasonable effort basis, audited and approved by technical experts. The technical experts have confirmed that the Smart Contract System has, with regard to both accuracy and security, been programmed according to the current state of the art. However, you understand and accept that smart contract technology is still in an early development stage and its application of experimental nature which carries significant operational, technological, financial, regulatory and reputational risks. Accordingly, while the audit conducted raises the level of security and accuracy, you understand and accept that the audit does not amount to any form of warranty, including direct or indirect warranties that the Smart Contract System and the AIR are fit for a particular purpose or do not contain any weaknesses, vulnerabilities or bugs which could cause, inter alia, the complete loss of Contribution Tokens and/or AIR.

7.

Risks

a.

You understand and accept the risks in connection with transferring Contribution Tokens to the Smart Contract System or relevant deposit addresses and creating AIR as exemplary set forth above and hereinafter. In particular, but not concluding, you understand the inherent risks listed hereinafter:

(i)

Numbering seems off

(ii)

Risk of software weaknesses: The User understands and accepts that the Smart Contract System concept, the underlying software application and software platform (i.e. the Ethereum blockchain) is still in an early development stage and unproven, why there is no warranty that the process for creating AIR will be uninterrupted or error-free and why there is an inherent risk that the software could contain weaknesses, vulnerabilities or bugs causing, inter alia, the complete loss of Contribution Tokens and/or AIR.

(iii)

Regulatory risk: The User understands and accepts that the blockchain technology allows new forms of interaction and that it is possible that certain jurisdictions will apply existing regulations on, or introduce new regulations addressing, blockchain technology based applications, which may be contrary to the current setup of the Smart Contract System and which may, inter alia, result in substantial modifications of the Smart Contract System and/or the AirToken Project, including its termination and the loss of AIR for you. Blockchain technologies have been the subject of scrutiny by various regulatory bodies around the world. The functioning of the AirToken application and AIR could be impacted by one or more regulatory inquiries or actions, including the licensing or registration of or restrictions on the use, sale, or possession of digital tokens like AIR, which could impede, limit or end the development of the AirToken application and increase legal costs.

(iv)

Risk of abandonment / lack of success: You understand and accept that the creation of the AIR and the development of the AirToken Project may be abandoned for a number of reasons, including lack of interest from the public, lack of funding, lack of commercial success or prospects (e.g. caused by competing projects). You therefore understand that there is no assurance that, even if the AirToken Project is partially or fully developed and launched, the User will receive any benefits through the AIR held by him.

(v)

Risk associated with other applications: You understand and accept that the AirToken Project and/or particular AirToken Projects may give rise to other, alternative projects, promoted by unaffiliated third parties, under which AIR will have no intrinsic value. It is possible that alternative applications could be established, which use the same open source code and protocol underlying the AirToken Platform. The official AirToken Platform may compete with these alternative, unofficial AIR-based applications, which could potentially negatively impact the AirToken Platform and AIR, including its value;

(vi)

Risk of loss of private key: AIR can only be accessed by using an Ethereum wallet with a combination of your account information (address), private key and password. The private key is encrypted with a password. You understand and accept that if his private key file or password respectively got lost or stolen, the obtained AIR associated with your account (address) or password will be unrecoverable and will be permanently lost. Best practices dictate that purchasers safely store credentials in one or more backup locations geographically separated from the working location.

(vii)

Risk of theft: You understand and accept that the Smart Contract System concept, the underlying software application and software platform (i.e. the Ethereum blockchain) may be exposed to attacks by hackers or other individuals that could result in theft or loss of “AIR” or Contribution Tokens, impacting the ability to develop the AirToken Project. To minimize this risk, the purchaser should guard against unauthorized access to their electronic devices.

(viii)

Risk of Ethereum mining attacks: You understand and accept that, as with other cryptocurrencies, the blockchain used for the Smart Contract System is susceptible to mining attacks, including but not limited to double-spend attacks, majority mining power attacks, “selfish-- mining” attacks, and race condition attacks. Any successful attacks present a risk to the Smart Contract System, expected proper execution and sequencing of AIR transactions, and expected proper execution and sequencing of contract computations. As such, any malfunction, unintended function, unexpected functioning of or attack on the Ethereum protocol may cause the AirToken application or AIR to malfunction or function in an unexpected or unintended manner. Ether, the native unit of account of the Ethereum protocol, may itself lose value in ways similar to AIR, and also other ways.

(ix)

Risk of incompatible Wallet service: You understand and accept, that the Wallet or Wallet service provider used for the contribution, has to be technically compatible with the AIR. The failure to assure this may have the result that you will not gain access to your AIR.

(x)

Risk that the AirToken Platform, As Developed, Will Not Meet the Expectations of AirToken or the Purchaser: The AirToken Platform is presently under development and may undergo significant changes before release. Any expectations or assumptions regarding the form and functionality of the AirToken Platform or AIR (including participant behavior) held by AirToken or the purchaser may not be met upon release, for any number of reasons including mistaken assumptions or analysis, a change in the design and implementation plans and execution of the AirToken Platform.

(xi)

Risk of Unfavorable Fluctuation of Ether and Other Token Value: The Company team intends to use the proceeds from selling AIR to fund the maintenance and development of the AirToken Platform, as described further in the Whitepaper. The proceeds of the Token Sale will be denominated in Ether, and converted into other cryptographic and fiat currencies. If the value of Ether or other currencies fluctuates unfavorably during or after the crowdsale, the Company team may not be able to fund development, or may not be able to develop or maintain the AirToken Platform in the manner that it intended.

(xii)

Risk of Weaknesses or Exploitable Breakthroughs in the Field of Cryptography: The AirToken Project consists of open source software that is based on other open source software. There is a risk that the AirToken team, or other third parties may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructural elements of the AirToken Platform interfering with the use of or causing the loss of AIR.

(xiii)

Risk of an Illiquid Market for AIR: AIR is for use with the AirToken Platform, and is not refundable. There very well may never be a marketplace for AIR. There are currently no exchanges upon which AIR would trade. If ever exchanges do develop, they will likely be relatively new and subject to poorly understood regulatory oversight. They may therefore be more exposed to fraud and failure than established, regulated exchanges for other products and have a negative impact on AIR.

(xiv)

Risk of Uninsured Losses: Unlike bank accounts or accounts at some other financial institutions, funds held using the AirToken Platform or Ethereum network are generally uninsured. In the event of any loss, there is no public insurer, such as the FDIC, or private insurer, to offer recourse to the purchaser.

(xv)

Risk of Dissolution of the AirToken Project: It is possible that, due to any number of reasons, including an unfavorable fluctuation in the value of Ether, development issues with the AirToken Platform, the failure of business relationships, regulatory matters, or competing intellectual property claims, the AirToken Platform may no longer be viable as a business or otherwise and may dissolve or fail to launch.

(xvi)

Risk of Malfunction in the AirToken Platform: It is possible that the AirToken Platform malfunctions in an unfavorable way, including one that results in the loss of AIR.

(xvii)

Unanticipated Risks: Cryptographic tokens are a new and untested technology. In addition to the risks discussed in this Whitepaper, there are risks that the AirToken team cannot anticipate. Further risks may materialize as unanticipated combinations or variations of the discussed risks or the emergence of new risks

8.

Security

a.

Your Security. You are responsible for implementing reasonable measures for securing the wallet, vault or other storage mechanism you use to receive and hold Tokens you purchase from us, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s). If your private key(s) or other access credentials are lost, you may lose access to your Tokens. We are not responsible for any such losses. You will implement reasonable and appropriate measures designed to secure access to (i) any device connected with the email address associated with your account, (ii) private keys required to access any relevant Ethereum address or your Tokens, and

(iii) your username, password and any other login or identifying credentials. In the event that you are no longer in possession of any device connected with your account or are not able to provide your login or identifying credentials, we may, in our sole discretion, and only if we are able, grant access to your account to any person providing additional credentials to us. We reserve the right to determine the additional credentials required, which may include a sworn, notarized statement of identity.

b.

Additional Information. By accepting these terms & conditions you agree that personal data about you may be collected and stored as well as processed for administering and maintaining our business. Therefore you will provide to us, immediately upon our request, information that we, in our sole discretion, deem to be required to maintain compliance with any federal, state, local, domestic or foreign law, regulation or policy. Such information may include a passport, driver’s license, utility bill, photographs of you, government identification cards, or sworn statements.

c.

Your Information. We may use aggregate statistical information about your activity, including your activity on the Snip Site or application and logins to various websites, for marketing or any other purpose in our sole discretion. We may use your internet protocol address to verify your purchase of Tokens. However, we will not release your personally identifying information to any third-party without your consent, except as not prohibited by law or as set forth in these Terms, our Privacy Policy or any Network Terms and Policies.

9.

Taxation

a.

You bear the sole responsibility to determine if this contribution into the Smart Contract System or deposit addresses for the development of the AirToken Project, the creation, ownership or use of AIR, the potential appreciation or depreciation in the value of AIR over time, the sale and purchase of AIR and/or any other action or transaction related to the AirToken Project have tax implications for him.

b.

By creating, holding or using AIR, and to the extent permitted by law, you agree not to hold any third-party (including developers, auditors, contractors or founders) liable for any tax liability associated with or arising from the creation, ownership or use of AIR or any other action or transaction related to the AirToken Project.

(i)

Proprietary Rights

(a)

Suggestions. If you provide any suggestions to us or our affiliates, we will own all right, title, and interest in and to those suggestions, even if you have designated the suggestions as confidential or proprietary. We and our affiliates will be entitled to use the suggestions without restriction. You irrevocably assign to us all right, title, and interest in and to the suggestions and agree to provide us any assistance we may require to document, perfect, and maintain our rights in the suggestions.

(b)

Hardware and Software. Under no circumstances will you gain any proprietary rights in any computer hardware or software (except the value of the AIR in your resulting distribution) used by us or our affiliates.

(c)

Intellectual Property. We retain all right, title and interest in all of our intellectual property, including inventions, discoveries, processes, marks, methods, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyrights or patents based thereon. You may not use any of our intellectual property for any reason, except with our express, prior, written consent which may be revoked by us.

10.

Indemnification

a.

To the fullest extent permitted by applicable law, you will indemnify, defend and hold harmless Company and our respective past, present and future employees, officers, directors, contractors, consultants, equity holders, suppliers, vendors, service providers, parent companies, subsidiaries, affiliates, agents, representatives, predecessors, successors and assigns (the “Company Parties”) from and against all claims, demands, actions, damages, losses, costs and expenses (including attorneys’ fees) that arise from or relate to: (i) your purchase or use of AIR, (ii) your responsibilities or obligations under these Terms, (iii) your violation of these Terms, or (iv) your violation of any rights of any other person or entity.

b.

Company reserves the right to exercise sole control over the defense, at your expense, of any claim subject to indemnification under Section 2(c)(iii). This indemnity is in addition to, and not in lieu of, any other indemnities set forth in a written agreement between you and Company.

11.

Disclaimers

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFIED IN A WRITING BY US, (A) THE TOKENS ARE SOLD ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, AND WE EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES AS TO THE TOKENS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT; (B) WE DO NOT REPRESENT OR WARRANT THAT THE TOKENS ARE RELIABLE, CURRENT OR ERROR-FREE, MEET YOUR REQUIREMENTS, OR THAT DEFECTS IN THE TOKENS WILL BE CORRECTED; AND (C) WE CANNOT AND DO NOT REPRESENT OR WARRANT THAT THE TOKENS OR THE DELIVERY MECHANISM FOR TOKENS ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.

WE DO NOT AND WILL NOT PROVIDE YOU WITH ANY SOFTWARE OTHER THAN THE TOKENS IN YOUR RESULTING DISTRIBUTION.

YOU UNDERSTAND THAT TOKENS, BLOCKCHAIN TECHNOLOGY, THE ETHEREUM PROTOCOL, NEM BLOCKCHAIN, ETHER AND XEM ARE NEW AND UNTESTED TECHNOLOGIES OUTSIDE OF OUR CONTROL AND ADVERSE CHANGES IN MARKET FORCES OR TECHNOLOGY WILL EXCUSE OUR PERFORMANCE UNDER THESE TERMS.

TRANSACTIONS USING BLOCKCHAIN TECHNOLOGY, SUCH AS THOSE INVOLVING THE TOKEN SALE, ARE AT RISK TO MULTIPLE POTENTIAL FAILURES, INCLUDING HIGH

NETWORK VOLUME, COMPUTER FAILURE, BLOCKCHAIN FAILURE OF ANY KIND, AND USER FAILURE. WE ARE NOT RESPONSIBLE FOR ANY LOSS OF DATA, ETHER, XEM, TOKENS, HARDWARE OR SOFTWARE RESULTING FROM ANY TYPES OF FAILURES.

Some jurisdictions do not allow the exclusion of certain warranties or disclaimer of implied terms in contracts with consumers, so some or all of the exclusions of warranties and disclaimers in this Section may not apply to you.

12.

Limitation of Liability

a.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: (I) IN NO EVENT WILL COMPANY OR ANY OF THE COMPANY PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, WHERE RELATED TO LOSS OF REVENUE, INCOME OR PROFITS, LOSS OF USE OR DATA, OR DAMAGES FOR BUSINESS INTERRUPTION) ARISING OUT OF OR IN ANY WAY RELATED TO THE SALE OR USE OF AIR OR OTHERWISE RELATED TO THESE TERMS OF SALE, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED IN CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, SIMPLE NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR ANY OTHER LEGAL OR EQUITABLE THEORY (EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE); AND (II) IN NO EVENT WILL THE AGGREGATE LIABILITY OF COMPANY AND THE COMPANY PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS OR THE USE OF OR INABILITY TO USE AIR, EXCEED THE AMOUNT YOU PAY TO US FOR AIR.

b.

THE LIMITATIONS SET FORTH IN SECTION 11(a) WILL NOT LIMIT OR EXCLUDE LIABILITY FOR THE GROSS NEGLIGENCE, FRAUD OR INTENTIONAL, WILLFUL OR RECKLESS MISCONDUCT OF COMPANY

c.

You acknowledge and agree that, to the fullest extent permitted by any applicable law, you will not hold any developers, auditors, contractors or founders of the AIR, the Smart Contract System and/or AirToken liable for any and all damages or injury whatsoever caused by or related to the use of, or the inability to use, AIR or the Smart Contract System under any cause or action whatsoever of any kind in any jurisdiction, including, without limitation, actions for breach of warranty, breach of contract or tort (including negligence) and that developers, auditors, contractors or founders of the Smart Contract System, the AIR and/or the AirToken Project shall not be liable for any indirect, incidental, special, exemplary or consequential damages, including for loss of profits, goodwill or data, in any way whatsoever arising out of the use of, or the inability to use of the Smart Contract System, the AirToken Project and/or AIR.

d.

You further specifically acknowledges that developers, auditors, contractors or founders of the AIR, Smart Contract System and/or the AirToken Project are not liable, and the User agrees not to seek to hold them liable, for the conduct of third parties, including other creators of AIR, and that the risk of creating, holding and using AIR rests entirely with the User.

e.

By creating, holding or using AIR, and to the extent permitted by law, you agree not to hold any third-party (including developers, auditors, contractors or founders) liable for any regulatory implications or liability associated with or arising from the creation, ownership or use of AIR or any other action or transaction related to the AirToken Project.

13.

Release

To the fullest extent permitted by applicable law, you release Company and the other related parties from responsibility, liability, claims, demands and/or damages (actual and consequential) of every kind and nature, known and unknown (including, but not limited to, claims of negligence), arising out of or related to disputes between users and the acts or omissions of third parties. You expressly waive any rights you may have under California Civil Code § 1542 as well as any other statute or common law principles that would otherwise limit the coverage of this release to include only those claims which you may know or suspect to exist in your favor at the time of agreeing to this release.

14.

Dispute Resolution; Arbitration

PLEASE READ THE FOLLOWING SECTION CAREFULLY BECAUSE IT REQUIRES YOU TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH COMPANY AND LIMITS THE MANNER IN WHICH YOU CAN SEEK RELIEF FROM US.

a.

Binding Arbitration. Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, “Disputes”) in which either Party seeks to bring an individual action in small claims court or seeks injunctive or other equitable relief for the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, you and Company (i) waive your and Company’s respective rights to have any and all Disputes arising from or related to these Terms resolved in a court, and (ii) waive your and Company’s respective rights to a jury trial. Instead, you and Company will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

b.

No Class Arbitrations, Class Actions or Representative Actions. Any Dispute arising out of or related to these Terms is personal to you and Company and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

c.

Notice; Informal Dispute Resolution. Each Party will notify the other Party in writing of any arbitrable or small claims Dispute within thirty (30) days of the date it arises, so that the Parties can attempt in good faith to resolve the Dispute informally. Notice to Company shall be sent by e- mail to Company at coiporate@airfox.io Notice to you shall be by email to the then-current email address in your Account. Your notice must include (i) your name, postal address, email address and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that you are seeking. If you and Company cannot agree how to resolve the Dispute within thirty

(30) days after the date notice is received by the applicable Party, then either you or Company may, as appropriate and in accordance with this Section 14, commence an arbitration proceeding or, to the extent specifically provided for in Section 14(a), file a claim in court.

d.

Federal Arbitration Act. These Terms affect interstate commerce and the enforceability of this Section 14 will be both substantively and procedurally governed by and construed and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), to the maximum extent permitted by applicable law.

e.

Process. Any arbitration will occur in Boston, Massachusetts. Arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”), which are hereby incorporated by reference. The state and federal courts located in Boston, Massachusetts will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award. You may also litigate a Dispute in the small claims court located in the county where you reside if the Dispute meets the requirements to be heard in small claims court.

f.

Authority of Arbitrator. As limited by the FAA, these Terms and the applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action, which is prohibited by these Terms. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

g.

Rules of JAMS. The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by these Terms, you either (i) acknowledge and agree that you have read and understand the rules of JAMS, or (ii) waive your opportunity to read the rules of JAMS and any claim that the rules of JAMS are unfair or should not apply for any reason.

15.

Governing Law and Venue

These Terms will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law rules or principles that would cause the application of the laws of any other jurisdiction. Any Dispute between the Parties arising out or relating to these Terms that is not subject to arbitration or cannot be heard in small claims court will be resolved in courts of Boston, Massachusetts.

16.

Severability

If any term, clause or provision of these Terms is held unlawful, void or unenforceable, then that term, clause or provision will be severable from these Terms and will not affect the validity or enforceability of any remaining part of that term, clause or provision, or any other term, clause or provision of these Terms.

17.

Modifications to the Terms.

We may modify these Terms at any time by posting a revised version on the Company Site, other channel we make available or, only if you have provided us with an email address, by email. The modified provisions will become effective upon posting or the date indicated in the posting, or if we notify you by email, as stated in the email. It is your responsibility to check the Company Site and other channels regularly for modifications. Your continued use of AIR or the Company application after any modification become effective constitutes your acceptance of the modification. We last modified these Terms on the date listed at the beginning of these Terms.

18.

Miscellaneous

a.

Miner Control. You understand and accept that the network of miners will be ultimately in control of the Smart Contract System. The User understands that a majority of these miners could agree at any point to make changes to the official Smart Contract System and to run the new version of the Smart Contract System. Such a scenario could lead to AIR losing intrinsic value.

b.

Use of Air. The Terms govern the creation, ownership and use of AIR and supersede any public statements about the launch of AIR and/or the Smart Contract System made by anyone in the past, present and future.

c.

Confidentiality and Publicity. You may use AirToken Confidential Information (as defined below) only in connection with your purchase of AIR and pursuant to the terms of these Terms of Sale. You will not disclose AirToken Confidential Information during or after the Token Sale. You will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of AirToken Confidential Information, including, at a minimum, those measures you take to protect your own confidential information of a similar nature. You will not issue any press release or make any other public communication with respect to these Terms of Sale or your purchase of AIR. You will not misrepresent or embellish the relationship between us and you (including by expressing or implying that we support sponsor endorse or contribute to you or your business endeavors) or express or imply any relationship or affiliation between us and you or any other person.

(i)

“AirToken Confidential Information” means all nonpublic information disclosed by us, our affiliates, business partners and our or their respective employees, contractors or agents that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be understood to be confidential. Snip Confidential Information includes: (a) nonpublic information relating to our or our affiliates or business partners’ technology, customers, business plans, promotional and marketing activities, finances and other business affairs; (b) third-party information that we are obligated to keep confidential; and (c) the nature, content and existence of any discussions or negotiations between you and us or our affiliates. AirToken Confidential Information does not include any information that: (i) is or becomes publicly available without breach of this Agreement; (ii) can be shown conclusively by documentation to have been known to you at the time of your receipt from us; (iii) is received from a third-party who did not acquire or disclose the same by a wrongful or tortious act; or (iv) can be shown conclusively by documentation to have been independently developed by you without reference to the AirToken Confidential Information.

d.

Force Majeure. We and our affiliates will not be liable for any delay or failure to perform any obligation under these Terms where the delay or failure results from any cause beyond our reasonable control, including acts of God, labor disputes or other industrial disturbances, electrical, telecommunications, hardware, software or other utility failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, war, changes in blockchain technology, changes in the Ethereum or Snip protocols or any other force, event or condition outside of our control.

e.

Independent Contractors. We and you are independent contractors, and neither party, nor any of their respective affiliates, is an agent of the other for any purpose or has the authority to bind the other.

f.

No Third Party Beneficiaries. These Terms of Sale do not create any third-party beneficiary rights in any person except for any of our affiliates or licensors as provided in these Terms of Sale.

g.

U.S. Government Rights. If provided to the U.S. Government, AIRs are provided as “commercial items,” “commercial computer software,” “commercial computer software documentation,” and “technical data” with the same rights and restrictions generally applicable to software services. If you are purchasing AIR on behalf of the U.S. Government and these terms fail to meet the U.S. Government’s needs or are inconsistent in any respect with federal law, you will immediately discontinue your purchase of the AIR. The terms “commercial item”, “commercial computer software,” “commercial computer software documentation,” and “technical data” are defined in the Federal Acquisition Regulation and the Defense Federal Acquisition Regulation Supplement.

h.

Import and Export Compliance. In connection with these Terms of Sale, you will comply with all applicable import, reimport, export, and re-export control and laws, regulations, guidance and programs, including the Export Administration Regulations, the International Traffic in Arms Regulations, and country or individual specific economic sanctions programs implemented by the Office of Foreign Assets Control. You are solely responsible for compliance related to your use of AIR.

i.

Notice.

(i)

To You: We may provide any notice to you under these Terms by: (A) posting a notice on the AirToken Site; (B) sending an email to the email address then associated with your account; or (C) sending a letter to the physical address then associated with your account. Notices we provide by posting on the AirToken Site will be effective upon posting and notices we provide by email and physical mail will be effective when we send the email or letter. It is your responsibility to keep your email address and physical address current. You will be deemed to have received any email sent to the email address or letter sent to the physical address then associated with your account when we send the email or letter, whether or not you actually receive or read the email or letter.

(ii)

To Us: To give us notice under these Terms, you must contact AirToken by email to corporate@airfox.io and 114 Western Ave, Allston, MA 02134 with the subject “Legal Notice Under Terms & Conditions.” We may update this email address for notices to us by posting a notice on the AirToken Site or sending an email to you. Notices to us will be effective when received by us.

(iii)

Language: All communications and notices to be made or given pursuant to these Terms must be in the English language.

j.

Assignment. You will not assign these Terms, or delegate or sublicense any of your rights under these Terms, without our prior written consent. Any assignment or transfer in violation of this Section 20(k) will be void. We may assign these Terms or any of its provisions without your consent. Subject to the foregoing, these Terms will be binding upon, and inure to the benefit of the parties and their respective successors and permitted assigns.

k.

No Waivers. The failure by us to enforce any provision of these Terms of Sale will not constitute a present or future waiver of such provision nor limit our right to enforce such provision at a later time. All waivers by us must be in writing to be effective.

l.

Reformation and Severability. If any provision of these Terms of Sale is held to be invalid or unenforceable, the remaining provisions of these Terms of Sale will remain in full force and effect. Any invalid or unenforceable provisions will be interpreted to effect the intent of the original provisions. If such construction is not possible, the invalid or unenforceable provision will be severed from these Terms of Sale, but the rest of the Agreement will remain in full force and effect.

October 2017 (4.0.0)